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                                                                   EXHIBIT 10.12

June 11, 2001

George A. McMillan
25 Thornbury Lane
Sudbury, MA 01776

Dear George:

It is a distinct pleasure to offer you the position of Chief Financial Officer for CMGI, Inc.

Your starting annualized salary will be $400,000, which represents $16,666.66 semi-monthly. You will also be eligible to receive a target annualized bonus for fiscal year 2002 of $300,000 based on successful satisfaction of fiscal year 2002 business objectives that will be set and agreed to by the Chief Executive Officer of CMGI, Inc. and you. Your fiscal year 2002 bonus will be guaranteed at a minimum of $300,000, with potential for upside based on business achievements and will be paid to you after the end of fiscal year 2002 in accordance with the written business objectives plan. Your target annualized bonus will be 75% of your salary.

You will also receive a one-time sign on bonus in the amount of $300,000. $150,000 of this sign on bonus will be paid to you within 10 business days after your start date (the "First Payment") and the second installment of $150,000 will be paid to you within 5 business days after the 6 month anniversary of your start date (the "Second Payment"), provided, however, that the Second Payment shall not be paid in the event that you voluntarily terminate your employment with CMGI prior to such 6 month anniversary date.

In addition, on the day before the date of our press release announcing you as Chief Financial Officer of CMGI, Inc. (the "Announcement Date"), you will be awarded an option to purchase 2,000,000 shares of CMGI common stock under the CMGI 2000 Stock Incentive Plan (the "Plan"). This option will be priced at the closing price on the Nasdaq National Market (during normal trading hours) on the day before the Announcement Date, and it will vest as follows: 125,000 shares shall vest on the three month anniversary date of your first day of employment and an additional 125,000 shares shall vest every three months thereafter during the first year and the remaining shares underlying the option will vest monthly for the next 3 years (whereby 1/48/th/ of the original number of the shares underlying the option shall vest on each monthly anniversary date of your first day of employment starting on the 13/th/ monthly anniversary date of your first day of employment, until fully vested on the fourth anniversary of the date of your first day employment).

The option shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreement (which shall be based upon CMGI's standard form option agreement) that shall be executed to evidence the grant of any options.
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Enclosed you will find a copy of a Non-Competition Agreement, the execution of which is required as a condition of CMGI granting you an option to purchase CMGI common stock and your employment with CMGI. Additionally, as a condition of employment with CMGI, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

You will also be eligible for annual options grants commensurate with other CMGI senior executives.

You will also receive a car allowance of  $1,000 per month.

As an employee of CMGI, you may participate in any and all bonus and benefit programs that CMGI establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

Additionally, you will accrue vacation at a rate of 10.00 hours per month (3 weeks per year) beginning on your first month of employment. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

The Executive Severance Agreement attached hereto as Exhibit A contains
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additional terms that shall be applicable to your employment, and Exhibit A
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shall be incorporated herein by reference.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed notice regarding the Immigration Reform and Control Act and bring proper documentation with you on your first day.

Please confirm your acceptance of this position and your start date by signing one copy of this letter and returning it to me. Additionally, please sign and return the enclosed Non-Disclosure and Developments Agreement and the Non-Competition Agreement. Both the Non-Disclosure and Developments Agreement and the Non-Competition Agreement must be returned to me no later than one week prior to your start date.

Your employment with CMGI will be "at-will". This means that your employment with CMGI may be terminated by either you or CMGI at any time and for any reason, with or without notice. This offer expires as of the close of business on Wednesday, June 13, 2001. This offer and the Executive Severance Agreement constitute the entire agreement between the parties and supersede all prior offers, both oral and written. This letter does not constitute a guarantee of employment or a contract.
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We are very pleased by the prospect of your addition to the CMGI management team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ David S. Wetherell

David S. Wetherell
Chairman and Chief Executive Officer CMGI, Inc.


/s/ George A. McMillan                            June 11, 2001
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George A. McMillan                              DATE


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